                           FORM OF FEE WAIVER AGREEMENT
                           ----------------------------


January 21, 2003


J.P. Morgan Fleming Series Trust
c/o J. P. Morgan Fund Distributors, Inc.
522 Fifth Avenue
New York, N.Y. 10036


Dear Sirs:


     JPMorgan Chase Bank ("JPMorgan Chase Bank"), hereby agrees to reimburse the JPMorgan Multi-Manager Small Cap Growth Fund and the JPMorgan Multi-Manager Small Cap Value Fund (each a "Fund", and together the "Funds"), through April 30, 2004 to the extent necessary to maintain the total operating expenses of each Fund at the annual rate of 1.40% of the average daily net assets. This reimbursement arrangement does not include interest, taxes or extraordinary expenses.

     JPMorgan Chase Bank understands and intends that the J.P. Morgan Fleming Series Trust will rely on this agreement in preparing and filing its registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

     Please acknowledge acceptance on the enclosed copy of this letter.


Very truly yours,


JPMORGAN CHASE BANK


____________________
Michael Moran
Vice President and Assistant Treasurer

Accepted by:

J.P. MORGAN FLEMING SERIES TRUST


______________________
David Wezdenko
Treasurer